Exhibit 99.1

News Release

Sunoco LP Maintains Quarterly Distribution

2Q 2021 Earnings Release and Earnings Call Dates Also Announced

DALLAS, July 22, 2021 – Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner declared a quarterly distribution for the second quarter of 2021 of $0.8255 per common unit or $3.3020 per common unit on an annualized basis. The distribution will be paid on August 19, 2021 to common unitholders of record on August 6, 2021.

SUN will release its second quarter 2021 financial and operating results before the market opens on Tuesday, August 3. Management will hold a conference call on Tuesday, August 3 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss SUN’s results.

By Phone:    Dial 877-407-6184 (toll free) or 201-389-0877 at least 10 minutes before the call. A replay will be available through August 10, 2021 by dialing 877-660-6853 (toll free) or 201-612-7415 and using the conference ID 13720087.

By Webcast:    Connect to the webcast via the Webcasts and Presentations page of SUN's Investor Relations website at www.SunocoLP.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Scott Grischow

Vice President – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

Exhibit 99.1
James Heckler

Director – Investor Relations and Corporate Finance

(214) 840-5415, james.heckler@sunoco.com

Derek Rabe, CFA

Manager – Investor Relations, Strategy and Growth

(214) 840-5553, derek.rabe@sunoco.com

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